As filed with the Securities and Exchange Commission on May 9, 2001
                                                   Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                                    FORM S-8

                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933

                           RAMTRON INTERNATIONAL CORPORATION
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               (Exact name of registrant as specified in its charter)

            Delaware                                        84-0962308
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(State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                    Identification Number)

    1850 Ramtron Drive, Colorado Springs, Colorado 80921   (719) 481-7000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             1995 STOCK OPTION PLAN
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                            (Full titles of the plans)

                               WILLIAM W. STAUNTON III
                              Chief Executive Officer
                         Ramtron International Corporation
                                1850 Ramtron Drive
                         Colorado Springs, Colorado 80921
                                  (719) 481-7000
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copies to:
                              JOHN A. ST. CLAIR, ESQ.
                                 Coudert Brothers
                       950 Seventeenth Street, Suite 1800
                               Denver, Colorado  80202
                                (303) 607-0888

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

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                        CALCULATION OF REGISTRATION FEE
==============================================================================
Title of             Amount of       Proposed         Proposed     Amount of
Securities         Shares to be      Maximum          Maximum     Registration
to be Registered    Registered    Offering Price      Aggregate        Fee
                                    Per Share      Offering Price
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Common Stock
$.01 par value     1,200,000(1)(2)     $5.35(3)     $6,420,000(3)      $1,605

                                                                       ------
Total                                                                  $1,605
                                                                       ======
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(1)  Includes 1,200,000 shares of our Common Stock ("Common Stock") issuable upon the exercise of options granted or to be granted pursuant to our 1995 Stock Option Plan, as amended.

(2) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable as a result of the antidilution provisions applicable to the options which are exercisable for the Common Stock registered hereunder.

(3) Estimated pursuant to Rule 457(h) solely for the purpose of determining the amount of the registration fee based on the average of the high and low reported sale prices of a share of the Registrant's Common Stock as reported by The Nasdaq National Market on May 8, 2001 (i.e., $5.35).

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus prepared in accordance with Part I hereof also relates to shares of Common Stock previously registered under Registration Statements on Form S-8 (Registration No. 333-122265 and Registration No. 333-33554).

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Part I.   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Items 1 and 2 of
Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) and, in accordance with the instructions to Part I, are not filed with the Commission as part of this Registration Statement.

Part II.   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3   Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

Item 3(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Item 3(b)   Current Report on Form 8-K filed with the Commission on
            April 9, 2001.

            Current Report on Form 8-K filed with the Commission on May 9, 2001.

Item 3(c) Item 11 of our Registration Statement on Form 10, as amended (Registration No. 0-17739), filed with the Commission on May 5, 1989 pursuant to Section 12 of the Securities Exchange Act of 1934.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4   Description of Securities.

      Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

      Not Applicable.

Item 6.   Indemnification of Directors and Officers.

We have adopted provisions in our Certificate of Incorporation that limit the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect such liability:
(i) for any breach of a director's duty of loyalty to Ramtron or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which a director derived an improper personal benefit.

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Our Bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. We also maintain on behalf of our directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

Item 7.   Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

Exhibit
Number
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3.2    Bylaws of Registrant, as amended.
5.1    Opinion of Coudert Brothers
10.1   1995 Stock Option Plan (1)
10.2   Amendment No. 1 to 1995 Stock Option Plan, dated October 26, 1996.(2)
10.3   Amendment No. 2 to 1995 Stock Option Plan, dated December 22, 1999.(3)
10.4   Amendment No. 3 to 1995 Stock Option Plan, dated July 25, 2000.(4)
10.5   Amendment No. 4 to 1995 Stock Option Plan, dated October 3, 2000.(4)
23.1   Consent of Arthur Andersen LLP
23.2   Consent of Coudert Brothers (included in Exhibit 5.1)
24.1   Power of Attorney
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(1)  Incorporated by reference to our Registration Statement on Form S-1
     (Registration No. 33-99898), as filed with the Commission on December 1, 1995.

(2)  Incorporated by reference to our Annual Report on Form 10-K
     (Commission File No. 0-17739) for the year ended December 31, 1996 filed with the Commission on March 26, 1997.

(3)  Incorporated by reference to our Annual Report on Form 10-K
     (Commission File No. 0-17739) for the year ended December 31, 1999 filed with the Commission on March 29, 2000.

(4)  Incorporated by reference to our Annual Report on Form 10-K
     (Commission File No. 0-17739) for the year ended December 31, 2000 filed with the Commission on March 30, 2001.

Item 9.   Undertakings.

Ramtron hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

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    (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Ramtron pursuant to Section 13 or
          Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(5)  Insofar as indemnification for liabilities arising under the Securities
     Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 6 of this registration statement, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, Colorado, on May 9, 2001.

                                            RAMTRON INTERNATIONALCORPORATION

                                            By: /S/ William W. Staunton III
                                                ---------------------------
                                                William W. Staunton III
                                                Chief Executive Officer

                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William W. Staunton III and Greg B. Jones, or either of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each an every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                             Date
---------------------------    ------------------------------    -------

/S/ L. David Sikes             Chairman of the Board             5-9-01
---------------------------
L. David Sikes

/S/ William W. Staunton III    Director, Chief Executive         5-9-01
---------------------------    Officer
William W. Staunton III

/S/ Greg B. Jones              Director, President, Technology   5-9-01
---------------------------    Group
Greg B. Jones

/S/ William G. Howard
---------------------------    Director                          5-9-01
William G. Howard

/S/ Albert J. Hugo-Martinez
---------------------------    Director                          5-9-01
Albert J. Hugo-Martinez

/S/ Eric A. Balzer
---------------------------    Director                          5-9-01
Eric A. Balzer

/S/ LuAnn D. Hanson            Chief Financial Officer           5-9-01
---------------------------    and Vice President of Finance
LuAnn D. Hanson
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